-1- KEY EXECUTIVE BENEFIT PACKAGE LifeVantage has established this Key Executive Benefit Package to attract, motivate and retain certain key executives of the company. An employee is considered a Key Executive upon the recommendation of the CEO and approval by the Company's Compensation Committee. The components of the Key Executive Benefit Package are included below. I . Position and Responsibilities. As of the Effective Date (your hire date), you will commence serving as a key management executive of the Company. You shall have the duties, responsibilities and authority that are customarily associated with such position and such other senior management duties as may reasonably be assigned. You will devote your full time efforts, abilities, and energies to promote the general welfare and interests of the Company and any related enterprises of the Company. Unless otherwise approved in writing by the Company's Chief Executive Office and the Chairman of the Company's Board of Directors, your primary workplace will be located at the Company' s headquarters located in Sandy,Utah. Nothing herein shall preclude you from (i) serving, with the prior consent of the President and CEO, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing your personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by you so as not to materially interfere, individually or in the aggregate, with the performance of your duties and responsibilities hereunder. 2. Annual Incentive Plan. As a key executive and during your continued employment as a key executive, you will be eligible to participate in the Employee Annual Incentive Plan at the level indicated in Exhibit A pursuant to the details of Board of Directors' approved Annual Incentive Plan. Any Annual Incentive Award shall be paid to you during the first three months of the fiscal year that follows the applicable performance fiscal year. The Annual Incentive Award will be deemed to have been earned on the date of payment of such bonus and you must remain an employee of the Company through the date of payment in order to receive the Award. 3. Long Term Incentive Compensation Plan. As a key executive and during your continued employment as a key executive, you will be eligible to participate in the Board of Directors' approved Employee Equity Plan pursuant to the plan details. Such equity grants, if any, will be made in the sole discretion of the Board of Directors and will be subject to the terms and conditions specified by the Board of Directors, the Company's stock plan, the award agreement that you must execute as a condition of any grant and the Company's insider trading policy. If required by applicable law with respect to transactions involving Company equity securities, you agree that you shall use your best efforts to comply with any duty that you may have to (i) timely report any such transactions and (ii) to refrain from engaging in certain transactions from time to time. The Company has no duty to register under (or otherwise obtain an exemption from) the Securities Act of 1933 Doc ID: 0160a23c9fd5b609e83a6319d49e90e534d8899f

-2- (or applicable state securities laws) with respect to any Company equity securities that may be issued to you. 4. Employee Benefit Programs. During your employment with the Company, and except as may be provided under an employee stock purchase plan, you will be entitled to pai1icipate, in all Company employee benefit plans and programs at the time or thereafter made available to Key Executives including, without limitation, any savings or profit sharing plans, deferred compensation plans, stock option incentive plans, group life insurance, accidental death and dismemberment insurance, hospitalization, surgical, major medical and dental coverage, vacation, sick leave (including salary continuation arrangements), long- term disability, holidays and other employee benefit programs sponsored by the Company. The Company may amend, modify or terminate these benefits at any time and for any reason. Any change in any employee benefit program or programs applicable to all covered key executive employees or all covered employees shall not constitute a material breach of the terms of the Agreement. LifeVantage will pay all or a portion of the costs associated with the following company employee benefit plans: a. Life Insurance b. Long Term Disability c. Short Term Disability d. Health Insurance e. Dental Insurance f. Vision Insurance 5. Termination of Employment. Unless the Company requests otherwise in writing, upon termination of your employment for any reason, you understand and agree that you shall be deemed to have also immediately resigned from all positions as a key executive with the Company (and its affiliates) as of your last day of employment (the "Termination Date"). Upon termination of your employment for any reason, you shall receive payment or benefits from the Company covering the following: (i) all unpaid salary and unpaid vacation accrued pursuant to the paid time off policy through the Termination Date, (ii) any payments/benefits to which you are entitled under the express terms of any applicable Company employee benefit plan, (iii) any unreimbursed valid business expenses for which you have submitted properly documented reimbursement requests, and (iv) your then outstanding equity compensation awards as governed by their applicable terms (collectively, (i) through (iv) are the "Accrued Pay" ). You may also be eligible for other post-employment payments and benefits as provided in this Agreement. Termination shall not be made until on or after the date of a "separation from service" within the meaning of Code Section 409A. (a) At-Will Employment. Your employment with the Company is at-will and either you or the Company may terminate your employment at any time and for any reason (or no reason), with or without Cause (as defined below), in each case subject to the terms and provisions of this Agreement. (b) For Cause. For purposes of this Agreement, your employment may be terminated by the Company for "Cause" as a result of the occurrence of one or more of the following: a charge, through indictment or criminal complaint, entry Doc ID: 0160a23c9fd5b609e83a6319d49e90e534d8899f

-3- of pretrial diversion or sentencing agreement, or your conviction of, or a plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude , dishonesty or fraud, or any other criminal arrest (for example D.U.I.) which the Company, in its discretion considers inappropriate or harmful to its interests; (i) your refusal, or inability to satisfactorily, in the judgment or your supervisor, perform in any material respect your duties and responsibilities for the Company or your failure to comply in any material respect with the terms of this Agreement and the Confidentiality Agreement and the policies and procedures of the Company; (ii) fraud or deceptive or illegal conduct in your performance of duties for the Company; (iii) your material breach of any material term of this Agreement; or (iv) any conduct by you which is materially injurious to the Company or materially injurious to the business reputation of the Company or a Company affiliate. In the event your employment is terminated by the Company for Cause you will be entitled only to your Accrued Pay and you will be entitled to no other compensation from the Company. (c) Without Cause. The Company may terminate your employment Without Cause at any time and for any reason with notice. If your employment is terminated Without Cause then, in addition to your Accrued Pay, you will be eligible to receive payments equal, in the aggregate amount, to six months of your base salary as of the Termination Date. Such payments shall be paid to you in cash, in substantially equal monthly installments payable over the six (6) month period following your Termination Date; provided, however, the first payment (in an amount equal to two (2) months of Base Salary) shall be made on the sixtieth (60th) day following the Termination Date. As a condition to receiving (and continuing to receive) the payments provided in this Section you must: (i) within not later than fo1iy-five (45) days after your Termination Date, execute (and not revoke) and deliver to the Company a Separation Agreement in a form prescribed by the Company and such Separation Agreement shall include without limitation a release of all claims against the Company and its affiliates along with a covenant not to sue and (ii) remain in full compliance with such Separation Agreement and this Key Executive Benefit Package. (d) Voluntary Termination. In the event you voluntarily terminate your employment with the Company, you will be entitled to receive only your Accrued Pay. You will be entitled to no other compensation from the Company. (e) Death or Disability. In the event your employment with the Company is terminated due to your Disability, death or presumed death, then you or your estate will be entitled to receive your Accrued Pay. For purposes of this plan, "Disability" is defined to occur when you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted Doc ID: 0160a23c9fd5b609e83a6319d49e90e534d8899f

-4- or can be expected to last for a continuous period of not less than twelve (12) months. 6. Proprietary Information and Inventions Agreement; Confidentiality. You will be required, as a condition of your employment with the Company, to timely execute the Company's form of proprietary information and inventions agreement as may be amended from time to time by the Company ("Confidentiality Agreement"). 7. Governing Law; Arbitration. To the extent not preempted by federal law, this Agreement will be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of Utah. Any controversy or claim relating to this Agreement or any breach thereof, and any claims you may have arising from or relating to your employment with the Company, will be settled solely and finally by arbitration in Salt Lake City, Utah before a single arbitrator and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof, provided that this Section shall not be construed to eliminate or reduce any right the Company or you may otherwise have to obtain a temporary restraining order or a preliminary or permanent injunction to enforce any of the covenants contained in this Agreement before the matter can be heard in arbitration. 8. Taxes. The Company shall have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment. The Company shall not be liable to you or other persons as to any unexpected or adverse tax consequence realized by you and you shall be solely responsible for the timely payment of all taxes arising from this Agreement that are imposed on you. This Agreement is intended to comply with the applicable requirements of Code Section 409A and shall be limited, construed and interpreted in a manner so as to comply therewith. Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. While it is intended that all payments and benefits provided under this Agreement to you will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Code Section 409A. The Company will have no liability to you or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. In addition, if upon your Termination Date, you are then a " specified employee" (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of "nonqualified deferred compensation" subject to Code Section 409A payable as a result of and within six (6) months following your Termination Date until the earlier of (i) the first business day of the seventh (7th) month following your Termination Date or (ii) ten (10) days after the Company receives written confirmation of your death. Any such delayed payments shall be made without interest. Additionally, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the Doc ID: 0160a23c9fd5b609e83a6319d49e90e534d8899f

-5- reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company's applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. 9. Entire Agreement. Except as otherwise specifically provided in this Agreement, this Agreement (and the agreements referenced herein) contains all the legally binding understandings and agreements between you and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously discussed or entered into between the parties including without limitation any term sheets regarding your potential employment with the Company. As a material condition of this Agreement, you represent that by entering into this Agreement or by becoming a Company employee you are not violating the terms of any other contract or agreement or other legal obligations that would prohibit you from performing your duties for the Company. You further agree and represent that in providing your services to the Company you will not utilize or disclose any other entity's trade secrets or confidential information or proprietary information. You represent that you are not resigning employment or relocating any residence in reliance on any promise or representation by the Company regarding the kind, character, or existence of such work, or the length of time such work will last, or the compensation therefor. 10. Non-Competition and Non-Solicitation. (a) Non-solicitation of employees and consultants. During your employment and for a period of two years after your employment terminates, you will not directly or indirectly solicit or induce, or attempt to solicit or induce , any employee or consultant, to include independent contractors, of the Company to quit their employment or cease rendering services to the Company, unless you are specifically authorized to do so by the Company in writing. (b) Non-solicitation of Independent Distributors or Customers. To the extent permitted under applicable law, and in order to protect the Confidential Information and preserve the Company's relationships with its prospects and customers, you agree that for a period of two (2) years after your employment with the Company ends for any reason, you will not directly or indirectly solicit any Independent Distributor, Preferred Customer or Direct Retail Customer for another competing Network Marketing Venture consisting of nutritional supplements or any other product (any product in the same generic product category as a Company product is deemed to be competing (e.g., any nutritional supplement is in the same generic category as Company's nutritional supplements, and is therefore a competing product, regardless of differences in cost, quality, ingredients or nutrient content) or service of the Company at the time of your termination with any prospect or customer of the Company. By signing the Agreement, you acknowledge and agree that the Company is trying to protect legitimate business interests by this prohibition and such prohibition is reasonable in its scope and duration. Doc ID: 0160a23c9fd5b609e83a6319d49e90e534d8899f

-6- (c) Non-Competition. You shall not, for a period of six (6) months after your employment with the Company ends for any reason, engage in, advise or consult with, or accept employment with any company, business or any entity, or contribute your knowledge to any work or activity that involves a product, process, provision of services or distribution channel (network marketing) as offered by the company, the development and/or sales of nutritional supplements, or any other product or service of the Company which is competitive with and the same as or similar to a product, process, or provision of services or distribution channel (network marketing) on which you worked or with respect to which you had access to confidential info1mation while with the Company. Following expiration of said six month period, you shall continue to be obligated under the confidential provisions of this Agreement and of your proprietary information and inventions agreement not to disclose and/or use confidential information so long as it shall remain proprietary or protectable as confidential or trade secret information. You acknowledge that this restraint is reasonable as to time and geographic limits and is necessary to protect the Company's Confidential Information, and that it will not unduly restrict your ability to secure suitable employment after leaving the Company. (d) Modification By Court. If any court or arbitrator determines that any post-employment restrictive covenant is unreasonable in any respect, you agree that the Court may modify any unreasonable terms and enforce the agreement as modified. (e) Extension of Non-Compete. For any period of time in which you are found to be in violation of any of the above non-compete or non- solicitation agreements, that period of time shall be added on to the length of the restriction or period of protection for the Company. (f) Notice to Subsequent Employers. You agree that the Company may provide notice of your obligations under any provision of this Agreement to any company or future employer of yours should the Company consider it necessary for the enforcement of those obligations. 11. Covenants. As a condition of this Agreement and to your receipt of any post- employment benefits, you agree that you will fully and timely comply with all of the covenants set forth in this subsection (which shall survive your termination of employment and termination or expiration of this Agreement): (a) You will fully comply with all obligations under the Confidentiality Agreement and further agree that the provisions of the Confidentiality Agreement shall survive any termination or expiration of this Agreement or termination of your employment or any subsequent service relationship with the Company; (i) Within five (5) days of the Termination Date, you shall return to the Company all Company confidential info1mation including, but not limited to, intellectual property, etc., and you shall not retain any copies, facsimiles or summaries of any Company proprietary information; Doc ID: 0160a23c9fd5b609e83a6319d49e90e534d8899f

-7- (ii) You will not at any time make (or direct anyone to make) any disparaging statements (oral or written) about the Company, or any of its affiliated entities, officers, directors, employees, stockholders, representatives or agents, or any of the Company's products or services or work-in-progress, that are harmful to their businesses, business reputations or personal reputations.; (iii) You agree that during the period of your employment with the Company and thereafter, you will not utilize any trade secrets of the Company in order to solicit, either on behalf of yourself or any other person or entity, the business of any client or customer of the Company, whether past, present or prospective. The Company considers the following, without limitation, to be its trade secrets: Financial information, administrative and business records, analysis, studies, governmental licenses, employee records (including but not limited to counts and goals), prices, discounts, financials, electronic and written files of Company policies, procedures, training, and forms, written or electronic work product that was authored, developed, edited, reviewed or received from or on behalf of the Company during period of employment; Company developed technology, software, or computer programs, process manuals , products, business and marketing plans and or projections, Company sales and marketing data, Company technical information, Company strategic plans, Company financials, vendor affiliations, proprietary information, technical data, trade secrets, know-how, copyrights, patents, trademarks, intellectual property, and all documentation related to or including any of the foregoing; and (iv) You agree that, upon the Company's request and without any payment therefore, you shall reasonably cooperate with the Company (and be available as necessary) after the Termination Date in connection with any matters involving events that occurred during your period of employment with the Company. (b) You also agree that you will fully and timely comply with all of the covenants set forth in this subsection (which shall survive your termination of employment and termination or expiration of this Agreement): (i) You will fully pay off any outstanding amounts owed to the Company no later than their applicable due date or within thirty days of your Termination Date (if no other due date has been previously established); (ii) Within five (5) days of the Termination Date, you shall return to the Company all Company property including, but not limited to, computers, cell phones, pagers, keys, business cards, etc.; (iii) Within thirty (30) days of the Termination Date, you will submit any outstanding expense reports to the Company for expenses incurred prior to the Termination Date; and (iv) As of the Termination Date, you will no longer represent that you are an officer, director or employee of the Company and you Doc ID: 0160a23c9fd5b609e83a6319d49e90e534d8899f

-8- will immediately discontinue using your Company mailing address, telephone, facsimile machines, voice mail and e-mail; (c) You agree that you will strictly adhere to and obey all Company rules, policies, procedures, regulations and guidelines, including but not limited to those contained in the Company's employee handbook, as well any others that the Company may establish including without limitation any policy the Company adopts on the recoupment of compensation ("Clawback Policy"). 12. Offset. Any severance or other payments or benefits made to you under this Agreement may be reduced, in the Company's discretion, by any amounts you owe to the Company provided that any such offsets do not violate Code Section 409A. 13. Notice. Any notice that the Company is required to or may desire to give you shall be given by personal delivery, recognized overnight courier service, email, telecopy or registered or certified mail, return receipt requested, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice that you are required or may desire to give to the Company hereunder shall be given by personal delivery, recognized overnight courier service, email, telecopy or by registered or certified mail, return receipt requested, addressed to the Company's General Counsel at its principal office, or at such other office as the Company may from time to time designate in writing. The date of actual delivery of any notice under this Section shall be deemed to be the date of delivery thereof. 14. Waiver; Severability. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to by you and the Company in writing and such amendment or waiver expressly references this Section. No waiver by you or the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. Except as expressly provided herein to the contrary, failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder will not be deemed to constitute a waiver thereof. In the event any portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining portions shall be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law. 15. Voluntary Agreement. You acknowledge that you have been advised to review this Agreement with your own legal counsel and other advisors of your choosing and that prior to entering into this Agreement, you have had the opportunity to review this Agreement with your attorney and other advisors and have not asked (or relied upon) the Company or its counsel to represent you or your counsel in this matter. You further represent that you have carefully read and understand the scope and effect of the provisions of this Agreement and that you are fully aware of the legal and binding effect of this Agreement. This Agreement is executed voluntarily by you and without any duress or undue influence on the Doc ID: 0160a23c9fd5b609e83a6319d49e90e534d8899f

part or behalf of the Company.

16. ***Key-Man Insurance.*** The Company shall have the right to insure your life forthe sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. You shall have no interest in any such policy, but you agree to cooperate with the Company in taking out such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on you by any such documents.

ACKNOWLEDGED AND AGREED:

Date: . 09 / 19 / 2021

LIFEVANTAGE CORPORATION

Steven R. Fife

BY: Steven R. Fife
TITLE: President &CEO

Date: 09 / 19 / 2021

KEY EXECUTIVE

Carl A Aure

BY: Carl Aure
TITLE: CFO

-9-

Doc ID: 0160a23c9fd5b609e83a6319d49e90e534d8899f

- EXHIBIT A TARGET ANNUAL INCENTIVE Name Title Target Annual Incentive Carl Aure CFO 50% Doc ID: 0160a23c9fd5b609e83a6319d49e90e534d8899f

HELLOSIGN Audit Trail

TITLE	LFVN Offer
FILE NAME	Offer Letter-Updated.pdf and 1 other
DOCUMENT ID	0160a23c9fd5b609e83a6319d49e90e534d8899f
AUDIT TRAIL DATE FORMAT	MM / DD / YYYY
STATUS	● Completed

Document History

SENT	**09 / 18 / 2021** 03:50:38 UTC	Sent for signature to Carl Aure (carlaure@msn.com) and Steven R. Fife (sfife@lifevantage.com) from moborn@lifevantage.com IP: 50.205.85.137
VIEWED	**09 / 18 / 2021** 22:33:25 UTC	Viewed by Carl Aure (carlaure@msn.com) IP: 75.169.134.243
SIGNED	**09 / 20 / 2021** 00:54:19 UTC	Signed by Carl Aure (carlaure@msn.com) IP: 75.169.134.243
VIEWED	**09 / 20 / 2021** 01:21:06 UTC	Viewed by Steven R. Fife (sfife@lifevantage.com) IP: 98.32.72.235
SIGNED	**09 / 20 / 2021** 01:21:36 UTC	Signed by Steven R. Fife (sfife@lifevantage.com) IP: 98.32.72.235
COMPLETED	**09 / 20 / 2021** 01:21:36 UTC	The document has been completed.

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